News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

            Southwest Georgia Financial Corporation Reports Results
                           for First Quarter of 2010

         * 7.6% loan growth driven by expansion into Valdosta market
         * Total assets grew 9.4% to $298.2 million
         * Total risk-based capital ratio of 16.34% significantly exceeds regulatory guidelines

MOULTRIE, GEORGIA, April 27, 2010 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), a full-service community bank holding company, today reported net income of $407 thousand, or $0.16 per diluted share, for the first quarter of 2010, up $26 thousand, or 6.9%, from net income of $381 thousand, or $0.15 earnings per diluted share, for the first quarter of 2009. The increase in net income in the first quarter of 2010 was mainly due to higher net interest income resulting from lower interest paid on interest bearing liabilities, and a lower loan loss provision compared with the first quarter of 2009.

DeWitt Drew, President and CEO commented, "Despite the prolonged economic pressures that grip our region, we have realized measurable growth in loans, deposits, and earnings by continuing to meet the banking needs of the communities we serve and taking advantage of opportunities that arise while expanding our reach into new markets. Our first quarter results reflect that continued success."

Return on average equity for the first quarter of 2010 was 6.26% compared with 6.48% for the first quarter of 2009. Return on average assets for the quarter was 0.55% compared with 0.56% for the same period in 2009.

Balance Sheet Trends and Asset Quality

At March 31, 2010, total assets were $298.2 million, an increase of $25.7 million, or 9.4%, when compared with $272.5 million in the same quarter last year and up $7.2 million, or 2.5% from $291.0 million at December 31, 2009. The year-over-year increase was primarily due to solid loan growth and higher interest-bearing balances. Although total loans were relatively flat when compared with the previous quarter, total loans increased $11.4 million, or 7.6%, to $160.7 million when compared with $149.3 million at March 31, 2009. Loan growth was driven primarily by our expansion into the Valdosta market. The Corporation's new full-service banking center in Valdosta, Georgia is scheduled to open for business in the second quarter of 2010.

The loan loss reserve coverage to total loans was 1.64% at the end of the first quarter 2010, consistent with the first quarter of 2009 at 1.63%. Net charge offs in the first quarter of 2010 were $47 thousand compared with net charge offs of $126 thousand in the first quarter of a year ago. Nonperforming loans to total loans in the current period declined to 1.31%.


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Nonperforming assets are comprised mainly of $3.8 million of foreclosed properties and $2.1 million of nonperforming loans for a total of $6.1 million at March 31, 2010 up from $2.6 million of a year ago. The higher level of nonperforming assets was primarily due to fully funding a large foreclosed commercial property in 2009.

Mr. Drew noted, "The southeastern United States, and Georgia in particular, continue to be challenged by depressed real estate prices and lower levels of economic activity. Our Corporation's higher levels of nonperforming assets reflect the struggles our region faces."

Total deposits were $242.0 million at the end of the first quarter of 2010, up $17.3 million, or 7.7% from the end of the first quarter of 2009, and up $6.5 million, or 2.8%, when compared with the fourth quarter of 2009. The increase over both periods was primarily due to higher money market and interest-bearing transaction balances.

Shareholders' equity was $26.2 million as of March 31, 2010, compared with $24.0 million at March 31, 2009. On a per share basis, book value per common share was $10.29 at the end of the first quarter, up from $9.41 at the end of the first quarter in 2009. The Corporation maintains a strong capital position with a total risk-based capital ratio of 16.34% at March 31, 2010, which was in excess of the minimum regulatory guidelines of 10% for a well capitalized financial institution. The Corporation has approximately 2.5 million shares of common stock outstanding.

Revenue

Net interest income before provision for loan losses improved to $2.5 million for the first quarter of 2010 compared with $2.4 million for the same period in 2009. The provision for loan losses decreased to $150 thousand in the first quarter of 2010 compared with a $186 thousand provision reported in the same period last year. Total interest income decreased $86 thousand to $3.3 million when compared with the first quarter of 2009, reflecting lower interest income from investment securities of $200 thousand, partially offset by higher interest and fees earned on loans. The Corporation's net interest margin was 3.93% for the first quarter of 2010, down 14 basis points from the same period last year. The decline in net interest margin was mainly impacted from the reinvestment of securities which were either called, matured, and/or sold into overnight balances carried at the Federal Reserve Bank. Some longer term mortgage-backed securities were sold in November 2009 to shorten the duration of our portfolio. Total investment securities yields dropped 86 basis points compared with the same quarter a year ago. Also, the total yield on loans decreased 20 basis points comparing year-over-year. Total interest expense was $787 thousand for the first quarter of 2010, down $197 thousand from the same period a year ago, primarily due to a lower interest rate environment. The average rate paid on interest-bearing time deposits decreased 89 basis points for the quarter compared with the same period a year ago.

Noninterest income was $1.2 million for the first quarter of 2010, down $66 thousand, or 5.4% from the same period in 2009. The quarterly decline was primarily due to a $93 thousand loss on the sale of securities which removed below investment grade corporate notes from our portfolio. Also, the Corporation saw a decrease of $11 thousand in service charges on deposit
accounts when compared with the prior year first quarter.    Partially
offsetting these decreases was revenue from insurance services which increased $20 thousand, or 6.7% to $319 thousand, and an increase of $15
                                    -MORE-

thousand, or 4.8% from mortgage banking services revenue when compared with the first quarter of 2009.

Total noninterest expense remained flat at $2.9 million for the first quarter of 2010 compared with the first quarter of 2009. The largest component of noninterest expense, salaries and employee benefits, increased $52 thousand to $1.7 million for the first quarter compared with $1.6 million in the same period last year. The increase was mainly due to accruals for performance incentives and benefit plan expenses. Other operating expense decreased $57 thousand to $650 thousand in the first quarter of 2010 due to lower legal expenses.

Dividends and Share Repurchases

In February 2010, the Corporation paid a cash dividend of $0.10 per common share, an increase from $0.07 per common share that was paid in the first quarter of 2009. The Corporation had suspended its quarterly cash dividend in March of 2009 to retain sufficient equity required to support efforts to capture greater market share and expand outside of its historic footprint. Conditions will continue to be evaluated quarterly, and, when appropriate, Southwest Georgia Financial plans to return to the more regular dividend payout schedule to which shareholders have become accustomed.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $298 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com .

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations
                                    -MORE-

is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)

                                          (Unaudited)  (Audited)  (Unaudited)
                                           March 31,  December 31,  March 31,
                                              2010        2009        2009
ASSETS
Cash and due from banks                    $   7,376   $  10,050   $   8,929
Interest-bearing deposits in banks            24,414      13,247      15,935
Investment securities available for sale      57,469      62,008      71,613
Investment securities held to maturity        27,404      24,195      10,108
Federal Home Loan Bank stock, at cost          1,650       1,650       1,380
Loans, less unearned income and discount     160,694     160,230     149,325
   Allowance for loan losses                (  2,636)   (  2,533)   (  2,436)
      Net loans                              158,058     157,697     146,889
Premises and equipment                         8,108       7,777       7,476
Foreclosed assets, net                         3,817       3,832         211
Intangible assets                                797         848       1,004
Other assets                                   9,078       9,704       8,952
      Total assets                         $ 298,171   $ 291,008   $ 272,497
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 NOW accounts                              $  22,018   $  25,075   $  23,369
 Money market                                 56,461      45,694      44,785
 Savings                                      23,329      21,365      21,720
 Certificates of deposit $100,000 and over    31,725      30,190      30,316
 Other time accounts                          70,465      72,085      65,624
      Total interest-bearing deposits        203,998     194,409     185,814
 Noninterest-bearing deposits                 37,952      41,022      38,850
      Total deposits                         241,950     235,431     224,664
 Other borrowings                              5,000       5,000      10,000
 Long-term debt                               21,000      21,000      10,000
 Accounts payable and accrued liabilities      4,016       4,047       3,850
      Total liabilities                      271,966     265,478     248,514
Shareholders' equity:
 Common stock - par value $1;
  5,000,000 shares authorized;
  4,293,835 shares issued (*)                  4,294       4,294       4,294
 Additional paid-in capital                   31,701      31,701      31,702
 Retained earnings                            16,477      16,325      14,892
 Accumulated other comprehensive income     (    153)   (    676)   (    791)
      Total                                   52,319      51,644      50,097
Treasury stock - at cost (**)               ( 26,114)   ( 26,114)   ( 26,114)
      Total shareholders' equity              26,205      25,530      23,983
      Total liabilities and
       shareholders' equity                $ 298,171   $ 291,008   $ 272,497

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*  Common stock - shares outstanding       2,547,837   2,547,837   2,547,837
** Treasury stock - shares                 1,745,998   1,745,998   1,745,998

                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED  INCOME STATEMENT (unaudited*)

                 (Dollars in thousands except per share data)

                                               For the Three Months
                                                  Ended March 31,
                                                 2010*       2009*
Interest income:
 Interest and fees on loans                    $  2,401    $  2,293
 Interest and dividend on securities
  available for sale                                661         957
 Interest on securities held to maturity            210         114
 Dividends on Federal Home Loan Bank stock            1           0
 Interest on deposits in banks                       12           7
      Total interest income                       3,285       3,371
Interest expense:
 Interest on deposits                               581         785
 Interest on other borrowings                        35         122
 Interest on long-term debt                         171          77
      Total interest expense                        787         984
      Net interest income                         2,498       2,387
Provision for loan losses                           150         186
      Net interest income after provision
       for losses on loans                        2,348       2,201
Noninterest income:
 Service charges on deposit accounts                385         396
 Income from trust services                          55          51
 Income from retail brokerage services               61          63
 Income from insurance services                     319         299
 Income from mortgage banking services              328         313
 Net gain on the sale or abandonment of assets        3           0
 Net gain (loss) on the sale of securities       (   93)          0
 Other income                                        93          95
      Total noninterest income                    1,151       1,217
Noninterest expense:
 Salary and employee benefits                     1,680       1,628
 Occupancy expense                                  204         211
 Equipment expense                                  175         164
 Data processing expense                            177         175
 Amortization of intangible assets                   52          52
 Other operating expense                            650         707
      Total noninterest expense                   2,938       2,937
Income before income tax expense                    561         481
Provision for income taxes                          154         100
      Net income                               $    407    $    381

Net income per share, basic                    $   0.16    $   0.15
Net income per share, diluted                  $   0.16    $   0.15
Dividends paid per share                       $   0.10    $   0.07
Basic weighted average shares outstanding     2,547,837   2,547,837
Diluted weighted average shares outstanding   2,548,353   2,547,837
                                    -MORE-

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At March 31                                       2010           2009
Assets                                        $    298,171    $    272,497
Loans, less unearned income & discount        $    160,694    $    149,325
Deposits                                      $    241,950    $    224,664
Shareholders' equity                          $     26,205    $     23,983

                                               Three Months Ended March 31,
Performance Data & Ratios                         2010           2009

Net income                                    $        407    $        381
Earnings per share, basic                     $       0.16    $       0.15
Earnings per share, diluted                   $       0.16    $       0.15
Dividends paid per share                      $       0.10    $       0.07
Return on assets                                      0.55%           0.56%
Return on equity                                      6.26%           6.48%
Net interest margin (tax equivalent)                  3.93%           4.07%
Dividend payout ratio                                62.62%          46.86%
Efficiency ratio                                     78.44%          78.99%

Asset Quality Data & Ratios

Total nonperforming loans                     $      2,103    $      2,271
Total nonperforming assets                    $      6,066    $      2,579
Net loan charge offs                          $         47    $        126
Reserve for loan losses to total loans                1.64%           1.63%
Nonperforming loans/total loans                       1.31%           1.52%
Nonperforming assets/total assets                     2.03%           0.95%
Net charge offs (recoveries)/ average loans           0.12%           0.34%

Capital Ratios

Average common equity to average total assets         8.74%           8.62%
Tier 1 capital ratio                                 15.10%          14.70%
Tier 1 leverage ratio                                 8.60%           8.69%
Total risk based capital ratio                       16.34%          15.95%
Book value per share                          $      10.29    $       9.41
Tangible book value per share                 $       9.97    $       9.02













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
Quarterly              1st Qtr     4th Qtr     3rd Qtr     2nd Qtr     1st Qtr
Averages                2010        2009        2009        2009        2009
Assets               $ 297,496   $ 287,348   $ 278,502   $ 274,125   $ 272,771
Loans, less unearned
 income & discount   $ 160,451   $ 159,180   $ 154,422   $ 150,043   $ 148,824
Deposits             $ 241,100   $ 230,903   $ 225,634   $ 226,345   $ 223,387
Equity               $  26,012   $  25,402   $  24,237   $  23,752   $  23,504
Return on assets          0.55%       0.98%       0.67%       0.38%       0.56%
Return on equity          6.26%      11.11%       7.71%       4.37%       6.48%
Net income           $     407   $     706   $     467   $     259   $     381
Net income per
 share, basic        $    0.16   $    0.28   $    0.18   $    0.10   $    0.15
Net income per
 share, diluted      $    0.16   $    0.28   $    0.18   $    0.10   $    0.15
Dividends paid
 per share           $    0.10   $       -   $       -   $       -   $    0.07






































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